EXHIBIT 99.3
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended November 30, 2002
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
EMPLOYEES' INVESTMENT PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for plan benefits as of the end of the latest two fiscal years of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for plan benefits for each of the latest two fiscal years of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Accountants is attached hereto as Exhibit C.

Item 5.
The Certification of Glen A. Barton, Chairman and Chief Executive Officer of Caterpillar Inc. and F. Lynn McPheeters, Chief Financial Officer of Caterpillar Inc., as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is attached hereto as Exhibit D.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

EMPLOYEES' INVESTMENT PLAN
CATERPILLAR INC. (Issuer)

May 28, 2003	By:	/s/ F. Lynn McPheeters
		Name:	F. Lynn McPheeters
		Title:	Vice President and Chief Financial Officer

Caterpillar Inc.
 Employees' Investment Plan
Financial Statements and Supplemental Schedules
November 30, 2002 and 2001

Report of Independent Accountants

To the Participants, Investment Plan Committee
and Benefits Funds Committee of the
Caterpillar Inc. Employees' Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Caterpillar Inc. Employees' Investment Plan (the "Plan") at November 30, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Peoria, Illinois
May 28, 2003

EXHIBIT A
Caterpillar Inc. Employees' Investment Plan Statement of Net Assets Available for Benefits November 30, 2002 and 2001
(in thousands of dollars)	2002	2001
Investments
Interest in the Caterpillar Inc. 401(k) Master Trust	$1,298,280	$1,359,311
Caterpillar Inc. common stock	959,737	910,422
Other investments	52,859	54,537

Total investments	2,310,876	2,324,270

Participant contributions receivable	1,430	1,421
Employer contributions receivable	770	766
Interest and dividends receivable	15	55

Assets available for benefits	2,313,091	2,326,512

Liabilities
Trade settlement payable	(1,848)	-

Net assets available for benefits	$ 2,311,243	$ 2,326,512

The accompanying notes are an integral part of these financial statements.

EXHIBIT B
Caterpillar Inc. Employees' Investment Plan Statement of Changes in Net Assets Available for Benefits Years Ended December 31, 2002 and 2001
(in thousands of dollars)	2002	2001
Contributions
Participants	$130,401	$125,599
Employer	39,101	40,152

Total contributions	169,502	165,751

Investment (loss) income
Interest	38	59
Dividends	26,457	25,901
Net appreciation (depreciation) in fair value of
Common stock	42,349	149,246
Collective trust fund	197	547
Registered investment companies	(6,175)	(10,401)
Plan interest in net investment (loss) income of Master Trust	(65,552)	12,485

Net investment (loss) income	(2,686)	177,837

Withdrawals	(185,105)	(169,567)
Transfers from other plans, net	3,020	3,472

Withdrawals and transfers, net	(182,085)	(166,095)

(Decrease) increase in net assets available for benefits	(15,269)	177,493
Net assets available for benefits
Beginning of year	2,326,512	2,149,019

End of year	$2,311,243	$2,326,512

The accompanying notes are an integral part of these financial statements.

Caterpillar Inc. Employees' Investment Plan Notes to Financial Statements November 30, 2002 and 2001

1. Plan Description

 The following description of the Caterpillar Inc. Employees' Investment Plan (the "Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible employees of the Company and its subsidiaries (the "participating employers") which adopt the Plan to accumulate funds. It is subject to the provisions of the Employee Retirement Income Security Act (ERISA).

Participation
Generally, employees of the participating employers, other than those employed under collective bargaining agreements, who meet certain age, service and citizenship or residency requirements are eligible to participate in the plan. Through December 31, 2002, participation commences upon an eligible employee filing an application with the Investment Plan Committee. Participating eligible employees (the "participants") may acquire ownership interests in the Company through purchases of its common stock (Part 1). See also Item 5 Related Parties.  Additionally, the participants may elect to defer a portion of their compensation until retirement under the Special Investment Supplement of the Plan (Part 2).

Participant Accounts
Accounts are separately maintained for Part 1 and Part 2 for each participant. The participant's account under Part 1 is credited with the participant's contribution, the employer's contribution and an allocation of Plan earnings. The participant's account under Part 2 of the Plan is credited with the participant's contribution as defined below and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

Loan Provisions
The Plan provides for participant loans against eligible participants' Part 2 account balances. Eligible participants obtain participant loans by filing a loan application with the Company and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Loan repayment terms may range from 6 to 117 months depending on the type of loan and bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance.

Contributions
Part 1
Participant contributions are made through after-tax payroll deductions based on a percentage (2 percent-6 percent) of total earnings as elected by the employee. Participants with 25 or more years of service with the employers may contribute an additional 1 percent-4 percent of earnings.

Employer contributions are 50 percent, 66-2/3 percent or 80 percent of participant contributions (up to 6 percent of earnings), based on the participant's years of service.

Part 2
 Participant contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. For 2002 and 2001, the compensation deferral was limited to (a) the greater of $6,000 or 4 percent of the participant's compensation (limited by the Internal Revenue Code to $11,000 in 2002 and $10,500 in 2001) for participants earning in excess of $85,000 in 2002 and 2001 or (b) $11,000 in 2002 and $10,500 in 2001 for participants earning less than $85,000 in 2002 and 2001.

Certain employee groups also receive a Company matching contribution ranging from 100 percent of the first 2 percent and 50 percent in excess of 2 percent up to 8 percent of the participants' eligible compensation.

Investment Programs
Part 1
Employer contributions are invested entirely in Caterpillar Inc. common stock. After June 30, 2001, all participant contributions are invested in Caterpillar Inc. common stock. Prior to June 30, 2001, participants could elect to have their contributions invested as follows: (1) 100 percent in Caterpillar Inc. common stock or (2) 50 percent in Caterpillar Inc. common stock and 50 percent in a Collective Government Short-Term Investment Fund.  There is no requirement for participants to move their balances into the Caterpillar Inc. common stock subsequent to June 30, 2001. The Collective Government Short-Term Investment Fund is managed by The Northern Trust Company.

Part 2
Participants may elect to have their contributions invested in any combination of the following thirteen investment fund options at November 30, 2002:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Fund	*	Preferred Small Cap Fund
*	Preferred Money Market Fund	*	Northern Trust Russell 3000
*	Preferred Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Fund	*	Preferred International Growth Fund
*	Preferred Growth Fund

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. State Street Bank serves as custodian for funds invested through this self-directed fund option.

Vesting and distribution provisions
Part 1
Participants are immediately fully vested at all times in participant contributions and earnings thereon.

Participants begin vesting in employer contributions generally after the end of the second year of plan participation. Participants generally vest at the rate of 33 percent per year, resulting in full vesting by participants in employer contributions after five years of service with the Company. Any amounts not vested at withdrawal are forfeited and are applied to reduce the amount of future employer contributions to the Plan. Shares become fully vested upon retirement, permanent disability or death.

While an employee, a participant may elect to withdraw all participant contributions and related earnings as provided by the Plan. Employer contributions may also be withdrawn based on vested status as provided by the Plan. Upon termination of employment, participants may elect (with spousal consent, if applicable) to receive their shares by immediate distribution or a deferred distribution. If termination is due to retirement or disability, participants may elect (with spousal consent, if applicable) various annuity payments.

Part 2
 Participants are immediately fully vested in their participant contributions and earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the vested balances in participants' accounts are distributable.

Participants vest immediately in the Company's matching contributions and the earnings thereon.

Transfers from Part 1 to Part 2
On a monthly basis, participants are allowed to transfer some or all of their vested balances in the Part 1 accounts to Part 2 of the Plan. Participants are allowed only one such transfer per month.

Administration
The Plan is administered by the Investment Plan Committee of Caterpillar Inc., which is responsible for nonfinancial matters, and the Benefits Funds Committee of Caterpillar Inc., which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, each participant in Part 1 shall have a fully vested interest in the assets attributable to employer contributions and earnings thereon.  For Part 2, any unallocated assets of the Plan will be allocated to participant accounts and distributed in such a manner as the company may determine.

Plan qualification
The plan obtained its latest determination letter on May 15, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities, including a significant amount of common stock of the Company. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

2. Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting.

Investments
The Plan's investments are stated at fair value. Caterpillar Inc. common stock is valued at quoted market prices. The fair value of the Plan's investment in the Collective Government Short-Term Investment Fund and the 401(k) Master Trust (Note 4) is based upon the beginning of the year value of the Plan's investment plus actual contributions, transfers and allocated investment income (loss) less actual withdrawals. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Income from investments is recorded as earned. Purchases and sales of securities are recorded on a trade-date basis.  Trade settlement payable represents purchases with a trade-date before year-end and a settlement date subsequent to year-end.

Contributions
 Contributions to the Caterpillar Common Stock Fund under Part 1 of the Plan are made directly to the trust and shares are immediately purchased by the trust on the open market.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
As detailed in Note 1, on a monthly basis, participants are allowed to transfer vested balances in the Part 1 accounts to Part 2 of the Plan. The related receivable is recorded by the Master Trust and is included in the Plan's Investment in the Master Trust Net Assets at November 30, 2002 and 2001.

Transfers from other plans generally represent account balance transfers for participants who transfer from one plan covered by the Master Trust to another plan covered by the Master Trust. In addition, during 2001, the Perkins Engines Retirement Plan merged into the Plan with participant account balances of $2,359,000 which were transferred into the Plan through this line item.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

3. Investments

All employer-matching contributions under Part 1 of the Plan are directed by the Company into a Caterpillar Inc. Common Stock Fund. By definition, this fund is nonparticipant directed. Details of the net assets of Part 1 - Caterpillar Inc. Common Stock Fund, and significant components of the changes in net assets relating to this fund, are as follows:

(in thousands of dollars)	2002	2001
Net assets - Part 1 Caterpillar Inc. Common Stock Fund
Caterpillar Inc. Common stock	$959,737	$910,422
Common and collective trust	1,781	126
Employer contributions receivable	770	766
Participant contributions receivable	1,430	1,421
Interest and dividends receivable	3	7
Transfers payable to Part 2	(1,886)	(798)
Other (payables) receivables	(1,848)	24

Net assets - Part 1 Caterpillar Inc. Common Stock Fund	$959,987	$911,968

(in thousands of dollars)	2002	2001
Changes in net assets - Part 1 Caterpillar Inc.
Common Stock Fund
Employer contributions	$38,642	$42,054
Participant contributions	70,730	62,432
Interest and dividends	26,495	25,960
Net appreciation	42,349	149,246
Withdrawals	(88,680)	(70,416)
Transfers to Part 2	(41,517)	(26,829)

Net increase	$48,019	182,447

4. Master Trust

 Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Inc. 401(k) Master Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the November 30, 2002 and 2001 fair values of net assets, as accumulated by the Trustee for the investment funds of each plan. At November 30, 2002 and 2001, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 83.00 percent and 82.26 percent, respectively.

Investment Valuation
The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Master Trust at year end. Common and collective trust investments are valued at beginning of year value of the Master Trust's investment plus actual contributions, transfers and allocated investment income less actual withdrawals. Participant loans are valued at estimated fair value which consists of outstanding principal and related accrued interest.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

Details of the Master Trust net assets and significant components of the net investment (loss) income of the Master Trust are as follows:

(in thousands of dollars)	2002	2001
Investments, at fair value
Cash and cash equivalents	$16,482	$17,338
Common stock	400,800	380,025
Registered investment companies	919,128	1,100,313
Common and collective trusts	204,409	166,378
Participant loans	25,025	26,096

Total investments	1,565,844	1,690,150
Dividend and interest receivable	16	29
Transfers receivable from EIP Part 1	1,886	800
Contributions receivable	5,000	5,587
Other, net	(929)	(1,241)

Net assets of Master Trust	$1,571,817	$1,695,325

(in thousands of dollars)	2002	2001
Investment (loss) income
Interest	$2,291	$3,049
Dividends	26,457	25,901
Net appreciation (depreciation) in fair value of
Common stock	9,587	69,221
Registered investment companies	(126,425)	(95,800)
Common and collective trusts	7,475	7,824

Net Master Trust investment (loss) income	$(80,615)	$10,195

5.  Related Parties

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar, Inc. The investment options available to the participants are summarized in Note 1.

CIML manages the Preferred Short-Term Government Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

6. Subsequent Event

 Effective January 1, 2003 there will be no new contributions allowed into Part 1 of the plan. Assets held in Part 1 at this date may remain in Part 1 of the plan at the employee's discretion and current plan rules remain in effect.

As a result of the changes in Part 1 as described above, effective January 1, 2003, an employer matching contribution will be established for all employees in Part 2 of the Plan.  The Company match in Part 2 will be equal to 100% of employee contributions up to a maximum of 6% of base pay contributed by the employee.  Employees will immediately become fully vested in both employee and employer contributions made into the Plan.

Expenses of administration will be paid in part by the Company and in part by investment fees deducted directly from investment returns.

Supplemental Schedules

SCHEDULE I
Caterpillar Inc. Employees' Investment Plan EIN 36-3214040 EIN 36-6019621 Schedule H, Line 4i - Schedule of Assets Held at End of Year November 30, 2002
(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost **	Current value
*	Caterpillar Inc.	Common stock; 19,233,207 shares	$684,690,063	$959,737,029

*	Northern Trust	Collective Short-Term Investment Fund; 1,780,563 units		1,780,563
*	Northern Trust	Collective Government Short-Term Investment Fund; 10,630,520 units		10,630,520
*	Caterpillar Inc.	401(k) Master Trust		1,298,280,426
	State Street	Brokerage		40,447,570

		Total Investments		$2,310,876,108

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.

SCHEDULE II
Caterpillar Inc. Employees' Investment Plan EIN 36-6019621 Schedule H, Line 4i - Schedule of Reportable Transactions Year Ended November 30, 2002
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Identity of party involved	Description of assets	Purchase price	Selling price	Lease rental	Expense incurred with transaction	Cost of asset	Current value of asset on transaction date	Net gain or (loss)
Caterpillar Inc.	Common stock:
	- Series of 65 purchases	$135,405,102	$-	$-	$-	$135,405,102	$135,405,102	$-
Caterpillar Inc.	Collective Short-Term:
	- Series of 72 purchases	$128,070,671	$-	$-	$-	$128,070,671	$128,070,671	$-
	- Series of 71sales		$121,663,863	-	-	$121,663,863	$121,663,863	$-

EXHIBIT C

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 33-3718, as amended, and No. 33-39280) of Caterpillar Inc. of our report dated May 28, 2003 relating to the financial statements of the Caterpillar Inc. Employees' Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Peoria, Illinois
May 28, 2003

EXHIBIT D
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Caterpillar Inc. (the "Company") for the Employees' Investment Plan on Form 11-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of our knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
May 28, 2003	/s/ Glen A. Barton	Chairman of the Board and Chief Executive Officer
(Glen A. Barton)
May 28, 2003	/s/ F. Lynn McPheeters	Chief Financial Officer
(F. Lynn McPheeters)